EXHIBIT 10.59
SIXTH AMENDMENT TO LETTER OF CREDIT REIMBURSEMENT AGREEMENT
     This Sixth Amendment to Letter of Credit Reimbursement Agreement (the “Amendment”) is entered into as of October 28, 2008, and is effective as of October 25, 2008, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”) and FINISAR CORPORATION, a Delaware corporation with its chief executive office located at 1399 Moffett Park Drive, Sunnyvale, California 94089 (“Borrower”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a financing arrangement dated as of April 29, 2005, evidenced by, among other documents, a certain Letter of Credit Reimbursement Agreement dated as of April 29, 2005, between Borrower and Bank, as amended by a certain First Amendment to Letter of Credit Reimbursement Agreement dated as of October 20, 2005, between Borrower and Bank, as further amended by a certain Second Amendment to Letter of Credit Reimbursement Agreement dated as of October 26, 2006, between Borrower and Bank, as further amended by a certain Third Amendment to Letter of Credit Reimbursement Agreement dated as of December 21, 2006, between Borrower and Bank, as further amended by a certain Fourth Amendment to Letter of Credit Reimbursement Agreement dated as of November 1, 2007, between Borrower and Bank, and as further amended by a certain Fifth Amendment to Letter of Credit Reimbursement Agreement dated as of March 14, 2008, between Borrower and Bank (as amended, the “Reimbursement Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Reimbursement Agreement.
2. DESCRIPTION OF CHANGE IN TERMS.
A. Modifications to Reimbursement Agreement.
1.	Borrower hereby agrees to deliver to Bank, within thirty (30) days of the date of this Amendment, a joinder agreement and all other documentation requested by Bank in order to make Optium Corporation, a Delaware corporation that is a wholly-owned subsidiary of Borrower, a “Borrower” under the Reimbursement Agreement. The failure of Borrower to comply with this provision shall result in an immediate Event of Default under the Reimbursement Agreement, for which there shall be no grace or cure period.

2.	The Reimbursement Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:
“ “Letter of Credit Line” is the issuance of a Letter of Credit or Letters of Credit of up to Ten Million Five Hundred Thousand Dollars ($10,500,000.00).”
“ “Letter of Credit Line Maturity Date” is October 25, 2008.”
and inserting in lieu thereof the following:
“ “Letter of Credit Line” is the issuance of a Letter of Credit or Letters of Credit of up to Nine Million Dollars ($9,000,000.00).”
“ “Letter of Credit Line Maturity Date” is October 24, 2009.”
3. FEES. Borrower shall pay to Bank a modification fee equal to $22,500.00, which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Reimbursement Agreement.

4. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of March 14, 2008 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.
5. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
6. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Reimbursement Agreement. Except as expressly modified pursuant to this Amendment, the terms of the Reimbursement Agreement remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Amendment shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of the Reimbursement Agreement, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Amendment.
7. COUNTERSIGNATURE. This Amendment shall become effective only when it shall have been executed by Borrower and Bank.
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     This Amendment is executed as a sealed instrument under the laws of the State of California as of the date first written above.

BORROWER:			BANK:

FINISAR CORPORATION			SILICON VALLEY BANK

By:	/s/ STEPHEN K. WORKMAN	By:	/s/ TOM SMITH

Name:	Stephen K. Workman	Name:	Tom Smith

Title:	Senior Vice President, Finance and CFO	Title:	Managing Director